Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Post-Effective Amendment No. 1 to Form S-1 of our reports dated November 3, 2004, except for the fifth paragraph of Note 8 and the second paragraph of Note 18, as to which the date is November 24, 2004, relating to the financial statements and our report dated November 3, 2004 relating to the financial statement schedule of Portola Packaging, Inc, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Consolidated Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, PA

December 28, 2004